As filed with the Securities and Exchange Commission on May 30, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

Easterly Government Properties, Inc.
(Exact name of registrant as specified in its charter)

__________________________________________

Maryland (State or other jurisdiction of incorporation or organization)	47-2047728 (I.R.S. Employer Identification No.)

2001 K Street NW, Suite 775 North
Washington, D.C. 20006
(Address of Principal Executive Offices)

EASTERLY GOVERNMENT PROPERTIES, INC. 2024 EQUITY INCENTIVE PLAN
(Full title of the plan)

Darrell W. Crate
Chief Executive Officer
Easterly Government Properties, Inc.
2001 K Street NW, Suite 775 North
Washington, D.C. 20006
(202) 595-9500
(Name, address, and telephone number, including area code, of agent for service)

__________________________________________

Copies to:
Mark S. Opper

William T. Goldberg

Caitlin R. Tompkins
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

__________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document containing the information specified in this Part I will be sent or given to participants in the Easterly Government Properties, Inc. 2024 Equity Incentive Plan (the “Plan”) in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Easterly Government Properties, Inc. (the “Company”) with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•
The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 27, 2024;
•
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on April 30, 2024;
•
The Company’s Current Reports on Form 8-K filed on January 25, 2024, February 28, 2024 and May 21, 2024; and
•
The description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act on February 3, 2015, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 28, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (a) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter contains a provision that eliminates such liability of the Company’s directors and authorizes the Company to eliminate such liability of its officers, to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding, against reasonable expenses incurred by the director or officer in connection with the proceeding, claim, issue or matter. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and:
o
was committed in bad faith; or
o
was the result of active and deliberate dishonesty;
•
the director or officer actually received an improper personal benefit in money, property or services; or
•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not, however, indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, unless limited by the charter (which the Company’s charter does not), a court of appropriate jurisdiction, upon application of a director or officer, may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the standards of conduct described above or has been adjudged liable on the basis that a personal benefit was improperly received, but such indemnification shall be limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•
a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Company’s charter authorizes it to obligate the Company and the Company’s bylaws obligate it with respect to directors only, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s ultimate entitlement to indemnification, to:

•
any present or former director who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•
any individual who, while serving as the Company’s director and at the Company’s request, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit it to indemnify and advance expenses to (a) any person who served a predecessor of the Company in any of the capacities described above, (b) any officer, employee or agent of the Company or any of its subsidiaries or a predecessor of the Company or (c) any officer, employee or agent who, at the Company’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

The Company has entered into indemnification agreements with each of its executive officers and directors, whereby the Company indemnifies such executive officers and directors and pays or reimburses reasonable expenses in advance of final disposition of a proceeding if such executive officer or director is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

The partnership agreement of Easterly Government Properties LP, the partnership of which the Company serves as sole general partner, also provides that the Company, as general partner, is indemnified to the extent provided therein. The partnership agreement further provides that the Company’s directors, officers, employees, agents and designees are indemnified to the extent provided therein.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has obtained an insurance policy under which its directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit Number	Description
4.1

Amended and Restated Articles of Amendment and Restatement of Easterly Government Properties, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Easterly Government Properties, Inc.’s Registration Statement on Form S-11 filed with the Commission on January 30, 2015).

4.2

Amended and Restated Bylaws of Easterly Government Properties, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Easterly Government Properties, Inc.’s Registration Statement on Form S-11 filed with the Commission on January 30, 2015).

4.3

First Amendment to Amended and Restated Bylaws of Easterly Government Properties, Inc. (incorporated by reference to Exhibit 3.1 to Easterly Government Properties, Inc.’s Current Report on Form 8-K filed with the Commission on February 27, 2019).

4.4

Second Amendment to Amended and Restated Bylaws of Easterly Government Properties, Inc. (incorporated by reference to Exhibit 3.1 to Easterly Government Properties, Inc.’s Current Report on Form 8-K filed with the Commission on May 20, 2021).

4.5

Specimen Certificate of Common Stock of Easterly Government Properties, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to Easterly Government Properties, Inc.’s Registration Statement on Form S-11 filed on January 30, 2015).

5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of PricewaterhouseCoopers LLP.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this Registration Statement).
99.1

Easterly Government Properties, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Easterly Government Properties, Inc.’s Current Report on Form 8-K filed with the Commission on May 21, 2024).

107*	Calculation of Filing Fee Table.

________________

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 30th day of May, 2024.

Easterly Government Properties, Inc.

By: /s/ Darrell W. Crate
Name: Darrell W. Crate
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Darrell W. Crate and Allison E. Marino, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Darrell W. Crate Darrell W. Crate	Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2024
/s/ Allison E. Marino Allison E. Marino	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2024
/s/ William H. Binnie William H. Binnie	Chairman of the Board of Directors	May 30, 2024
/s/ Michael P. Ibe Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President – Development and Acquisitions	May 30, 2024
/s/ Cynthia A. Fisher Cynthia A. Fisher	Director	May 30, 2024
/s/ Scott D. Freeman Scott D. Freeman	Director	May 30, 2024
/s/ Emil W. Henry Jr. Emil W. Henry Jr.	Director	May 30, 2024
/s/ Tara S. Innes Tara S. Innes	Director	May 30, 2024